CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 1, 2018 with respect to the financial statements and financial highlights of the Hanlon Managed Income Fund and Hanlon Tactical Dividend and Momentum Fund (two funds in the Two Roads Shared Trust) included in the Certified Shareholder Report of Registered Management Investment Companies on Form N-CSR, which is incorporated by reference in this Post-Effective Amendment No. 185 to the Registration Statement No. 333-182417 on Form N-1A (the “Registration Statement”). We consent to the use of the aforementioned report in the Prospectuses and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the captions “Financial Highlights,” “Independent Registered Public Accounting Firm” and “Policies and Procedures For Disclosure Of Portfolio Holdings.”

/s/ GRANT THORNTON LLP

New York, New York

November 28, 2018